NOT VALID UNLESS COUNTERSIGNED BY TRANSFER AGENT
INCORPORATED UNDER THE LAWS OF THE STATE OF MINNESOTA

POKER MAGIC, INC.

AUTHORIZED COMMON STOCK
PAR VALUE: $0.001

THIS CERTIFIES THAT

IS THE RECORD HOLDER OF

— Shares of **POKER MAGIC, INC.** Common Stock —

transferable on the books of the Corporation in person or by duly authorized attorney upon surrender of this Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

Witness the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

SECRETARY

POKER MAGIC, INC. CORPORATE Seal MINNESOTA

C.E.O.

Countersigned & Registered:
LIBERTY TRANSFER CO.
BOX 558, Huntington, NY 11743-0558

By ______________
Authorized Signature